Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:
Omar Choucair
Chief Financial Officer
DG FastChannel, Inc.
972/581-2000

DG FASTCHANNEL® REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2009 RESULTS

- Fourth Quarter Revenues Increase 10.6% to $57.5 Million –

- Fourth Quarter Adjusted EBITDA Rises 27.8% to $25.8 Million –

- Fourth Quarter Diluted Earnings Increase 54% to $.40 per share –

Dallas, TX — February 16, 2010 — DG FastChannel®, Inc. (NASDAQ: DGIT), a leading provider of digital media services to the advertising, entertainment and broadcast industries, today reported record fourth quarter financial results. Consolidated revenue for the fourth quarter 2009 increased 10.6% to $57.5 million compared to $52.0 million in the same period of 2008. Fourth quarter Adjusted EBITDA increased 27.8% to $25.8 million compared to $20.2 million for the same period of 2008.  Fourth quarter 2009 revenue from the delivery of high definition (HD) advertising content increased 78% to $21.4 million compared to $12.0 million in the same period of 2008.

2009 consolidated revenue was $190.9 million compared to $157.1 million in 2008, an increase of 21.5%.  Adjusted EBITDA for 2009 reached $77.8 million compared to $60.3 million, an increase of 29.0%.

Scott K. Ginsburg, Chairman and CEO of DG FastChannel commented, “The Company’s fourth quarter and full year 2009 performance is impressive. Early last year, we projected that the second half of the year would be better than the first six months, and that fourth quarter would set a high watermark for the Company’s revenues and Adjusted EBITDA.  The financial results announced today validate the realization of this forecast and more importantly, serve as a testament to the diligent work of DG FastChannel’s dedicated employees. On behalf of our entire team, I am proud to present these results.”

A review of the Company’s performance demonstrates:

•      Double-digit organic revenue growth in the fourth quarter. These gains were achieved despite the fact that approximately $3 million of political revenue recorded during the fourth quarter of 2008 did not re-occur in 2009.

•      Full year 2009 HD revenue totaled approximately $60 million, reflecting an 89% increase from the prior year and exceeding the Company’s 2009 objective of $55 million.

•      The Company’s Unicast division performed well during the fourth quarter and reinforces DG FastChannel’s vision to build a bridge between traditional media service offerings and the rapidly expanding online media marketplace.

•      DG FastChannel’s net debt was reduced by approximately $87 million during 2009. As of December 31, 2009, the Company had $33.9 million in cash and $102.5 million of debt, or net debt of $68.6 million.

•      Operating synergies related to acquisitions completed in 2008 have been fully realized.

•      Fourth quarter 2009 net income was $10.0 million, or $0.40 per diluted share, compared with net income of $5.5 million, or $0.26 per diluted share in 2008.

•      Fourth quarter 2009 normalized net income was $17.4 million, or $0.70 per diluted normalized share, compared to normalized net income of $12.2 million, or $0.58 per diluted normalized share in 2008.

•      2009 net income was $20.5 million, or $0.88 per diluted share, compared with net income of $15.1 million, or $0.79 per diluted share in 2008. 2009 normalized net income of $48.3 million, or $2.09 per diluted normalized share, compared to normalized net income of $34.5 million, or $1.80 per diluted normalized share in 2008. The terms “Adjusted EBITDA” and “normalized net income” are defined below.

Mr. Ginsburg concluded, “Overall, DG FastChannel enters 2010 with confidence in its position and opportunities for additional revenue growth.”

Fourth Quarter 2009 Financial Results Webcast

The Company’s fourth quarter conference call will be broadcast live on the Internet at 11:00 a.m. ET on Tuesday, February 16, 2010.  The webcast is open to the general public and all interested parties may access the live webcast on the Internet at the Company’s Web site at www.dgfastchannel.com.  Please allow 15 minutes to register and download or install any necessary software.

Non-GAAP Reconciliation, Adjusted EBITDA, Normalized Net Income and Diluted Shares Used in Normalized Earnings Per Share Calculation Definitions

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), the Company has historically provided additional financial metrics that are not prepared in accordance with GAAP (non-GAAP). Legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. We believe that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management in its financial and operational decision-making. There are limitations associated with reliance on these non-GAAP financial metrics because they are specific to our operations and financial performance, which makes comparisons with other companies’ financial results more challenging. By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

The Company defines “Adjusted EBITDA” as net income, before interest, taxes, depreciation and amortization of tangible and intangible assets, stock-based compensation expense, restructuring charges and benefits, and certain unrealized gains and losses on investments. The Company considers Adjusted EBITDA to be an important indicator of the Company’s operational strength and performance of its business and a good measure of the Company’s historical operating trends.

Adjusted EBITDA eliminates items that are either not part of the Company’s core operations, such as investment gains and losses, and net interest income, or do not require a cash outlay, such as stock-based compensation. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the Company’s estimate of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historical costs, and may not be indicative of current or future capital expenditures.

The Company defines “normalized net income” as net income before amortization of intangible assets, stock-based compensation expense, restructuring charges and benefits, certain unrealized gains and losses on investments, deferred tax expense which consists primarily of utilization of tax NOLs/credits, and release of the deferred tax asset valuation allowance.

The Company considers normalized net income to be another important indicator of the overall performance of the Company because it eliminates the effects of events that are either not part of the Company’s core operations or are non-cash.

The Company defines “diluted shares used in normalized earnings per share calculation” as diluted common shares used in the GAAP earnings per share calculation, excluding the effect of stock-based compensation under the treasury stock method. The Company considers normalized earnings per share to be another important indicator of overall performance of the Company because it eliminates the effects of events that are either not part of the Company’s core operations or are non-cash.

Adjusted EBITDA and normalized net income should be considered in addition to, not as a substitute for, the Company’s operating income and net income, as well as other measures of financial performance reported in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measures and reconciling the non-GAAP financial measures to the comparable GAAP measures.

Recent Acquisitions

During 2008, the Company completed the acquisitions of the Vyvx advertising services business and Enliven Marketing Technologies Corporation as of June 5, 2008 and October 2, 2008, respectively.  Accordingly, the results of operations for each acquired entity have been included in DG FastChannel’s results since the respective acquisition dates.

About DG FastChannel

DG FastChannel provides innovative, technology-based solutions to help advertisers and agencies work faster, smarter and more competitively.  DG FastChannel delivers the standard in digital media services to the advertising, broadcast and publishing industries.  Through its Unicast and Springbox operating units, DG FastChannel is a leading Internet marketing technology company offering online marketing and advertising solutions through a powerful combination of proprietary visualization technology, and a premium rich media advertising platform for the creation, delivery and reporting of premium rich media.

The Company utilizes satellite and Internet transmission technologies and has deployed a suite of digital media intelligence and asset management tools designed specifically for the advertising industry, including creative and production resources, and digital asset management. The Company has an online media distribution network used by more than

5,000 advertisers and agencies, and over 21,000 online radio, television, cable, network and print publishing destinations.  For more information visit www.dgfastchannel.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company. These forward looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  These and other risks relating to DG FastChannel’s business are set forth in the Company’s filings with the Securities and Exchange Commission.  DG FastChannel assumes no obligation to publicly update or revise any forward-looking statements.

(Financial Tables Follow)

DG FastChannel, Inc.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues	$57,483	$51,983	$190,886	$157,081
Cost of revenues	18,727	21,445	71,702	64,443
Sales and marketing	3,655	2,648	12,678	8,257
Research and development	2,749	1,539	6,257	4,268
General and administrative	6,533	6,153	22,462	19,854
Operating expenses, excluding depreciation and amortization and stock-based compensation	31,664	31,785	113,099	96,822
Adjusted EBITDA	25,819	20,198	77,787	60,259
Depreciation, amortization and stock-based compensation	7,568	7,004	30,484	22,528
Operating income	18,251	13,194	47,303	37,731
Interest expense and other, net	2,258	4,590	11,858	11,536
Unrealized (gain) loss on derivative warrant	—	(57)	—	1,544
Income before income taxes	15,993	8,661	35,445	24,651
Provision for income taxes	6,029	3,175	14,943	9,572
Net income	$9,964	$5,486	$20,502	$15,079

Earnings per share:
Basic	$0.41	$0.26	$0.90	$0.81
Diluted	$0.40	$0.26	$0.88	$0.79

Weighted average shares outstanding:
Basic	23,920	20,810	22,572	18,642
Diluted	24,629	21,039	23,091	19,073

DG FastChannel, Inc.

Reconciliation of GAAP Net Income to Normalized Net Income and Adjusted EBITDA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net income	$9,964	$5,486	$20,502	$15,079
Amortization of intangibles	2,934	2,786	11,724	8,607
Stock-based compensation	594	754	3,983	1,177
Unrealized (gain) loss on derivative warrant	—	(57)	—	1,544
Deferred tax expense	3,889	3,245	12,123	8,107
Normalized net income	17,381	12,214	48,332	34,514

Interest expense and other, net	2,258	4,590	11,858	11,536
Current tax expense (benefit)	2,140	(70)	2,820	1,465
Depreciation expense	4,040	3,464	14,777	12,744
Adjusted EBITDA	$25,819	$20,198	$77,787	$60,259

Normalized earnings per share:
Basic	$0.73	$0.59	$2.14	$1.85
Diluted	$0.70	$0.58	$2.09	$1.80

Shares used in normalized earnings per share calculations:
Basic	23,920	20,810	22,572	18,642
Diluted	24,821	21,230	23,162	19,153

Reconciliation of Diluted GAAP Earnings per Share to Diluted Normalized Earnings per Share

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Diluted earnings per share	$0.40	$0.26	$0.88	$0.79
Amortization of intangibles	0.12	0.14	0.51	0.45
Stock-based compensation	0.02	0.03	0.17	0.06
Unrealized (gain) loss on derivative warrant	—	(0.00)	—	0.08
Deferred tax expense	0.16	0.15	0.53	0.42
Diluted normalized earnings per share	$0.70	$0.58	$2.09	$1.80

DG FastChannel, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2009	2008
	(unaudited)
Cash	$33,870	$17,180
Accounts receivable, net	51,309	42,971
Property and equipment, net	41,520	37,979
Goodwill	214,913	249,375
Deferred income taxes	27,862	5,136
Intangibles, net	102,411	115,035
Other	6,407	6,124
Total assets	$478,292	$473,800

Accounts payable and accrued liabilities	$21,878	$22,398
Deferred revenue	2,206	2,485
Debt	102,462	173,137
Other	4,580	6,263
Total liabilities	131,126	204,283
Total stockholders’ equity	347,166	269,517
Total liabilities and stockholders’ equity	$478,292	$473,800

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